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                                                       EXHIBIT 10.3


                                 AMENDMENT NO. 2
                                     TO THE
                     GREAT WESTERN FINANCIAL CORPORATION
                 SENIOR OFFICERS' DEFERRED COMPENSATION PLAN
                               1992 RESTATEMENT


      WHEREAS, Great Western Financial Corporation (the "Company") maintains the Great Western Financial Corporation Senior Officers' Deferred Compensation Plan (the "Plan") to provide current tax planning opportunities as well as supplemental funds for retirement or death for selected officers of the Company and its subsidiaries;

      WHEREAS, it is desirable to provide that the benefits previously payable under the Company's Supplemental Investment Plan shall be payable from this Plan, to make certain changes in the matching amounts under the Plan and to make other changes.

      NOW, THEREFORE, the Plan is amended as follows:

                                  ARTICLE IV
                        DEFERRED COMPENSATION ACCOUNTS

1. Effective as of January 1, 1992, Section 4.4 is amended to read as follows:

    "4.4 - MATCHING CREDITS.

    (a) The Employer shall make a matching credit to the Account of each Participant who is eligible to be allocated company contributions under the Company's Employee Savings Incentive Plan ("Savings Plan"). The matching credit shall be fifty percent (50%) of the Participant's combined elective deferrals under this Plan and the Savings Plan (including after-tax contributions to the Savings Plan) up to a total of up to a total of three percent (3%) of the Participant's Compensation for the Plan Year, regardless of exceeding the limits on annual additions under tax qualified plans. The amount of the matching credit shall be reduced by the matching contributions credited to the Participant under the Savings Plan for the Plan Year.

    (b) If a discretionary contribution is made under the Savings Plan, an additional matching credit will be made to the Participant's Account under this Plan up to a percentage (as described in the next sentence) of the Participant's combined elective deferrals under this Plan and the Savings Plan (including after-tax contributions to the Savings Plan), up to a total of three percent (3%) of the Participant's Compensation for the
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Plan Year.  The percentage described in the preceding sentence shall be the percentage of the combined elective and after-tax deferrals made by nonhighly compensated Participants under the Savings Plan contributed by Employer as discretionary match under the Savings Plan; however, such percentage shall not exceed fifty percent (50%). The amount of this discretionary credit shall be reduced by discretionary contributions under the Savings Plan for the Plan Year.

    (c) The total amount credited under Sections 4.4(a) and (b) for a Participant for a Plan Year shall not exceed the amount of the Participant's elective deferrals to the Plan for the Plan Year.

    (d) No credits under this Section 4.4(a) and (b) for a Plan Year will be made for Participant unless the Participant has made the maximum matchable contribution to the Savings Plan, or such lower contribution permitted by the Plan, for that Plan Year. In addition, no credit under
Section 4.4(b) for a Plan Year will be made for a Participant unless the Participant is an Employee on the last day of the Plan Year.

    (e) For purposes of this Section 4.4, Compensation shall exclude bonuses and cash incentive compensation.

    (f) Credits under this Section 4.4 shall be made to the Account at the end of each Plan Year."

2.  Effective as of January 1, 1996, Article IV is amended by adding a new
Section 4.9 to read as follows:

    "Section 4.9 - ADDITIONAL ACCOUNTS.

    (a) This Section 4.9 shall only apply to Participants who are also participants in the Company's Supplemental Executive Retirement Plan for the Plan Year ("SERP Participants").

    (b) All accounts of SERP Participants which have been governed by the Great Western Financial Corporation Supplemental Incentive Plan ("SIP") shall, effective January 1, 1996, be governed by this Plan and not the SIP.

    (c) Unless the Board provides otherwise for one or more SERP Participants, the Employer shall make a supplemental credit to the Account of each SERP Participant who is eligible to be allocated company contributions under the Company's Savings Plan (as defined in Section 4.4). The amount of such supplemental credit for a Plan Year shall equal the excess of A over B; where A is the amount of matching credit that the SERP Participant would have received under Sections 4.4(a) and (b) if
Section 4.4(c) did not apply, and B is the actual amount of matching credit made to the Account of the SERP Participant under Section 4.4.

    (d) The amounts credited to the Accounts of SERP Participants pursuant to subsections (b) and (c) above shall, except as provided below, be treated in all respects as matching credits under this Plan.
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    (1)  Such amounts shall always be credited with the Fixed Rate Yield;
in no event shall any such amounts be credited with an Enhanced Rate
Yield.

    (2) For purposes of determining the form of benefits payable upon Retirement, the following rules shall govern. If a SERP Participant receives a credit under Section 4.9(c) (or received a credit under the SIP prior to 1996) in a Plan Year in which such SERP Participant also receives a matching credit under Section 4.4, then such amount shall be distributed in accordance with the Participant's elections with respect to such matching credits. If the SERP Participant receives such credits with respect to a Plan Year for which no matching credit under Section 4.4 is made, then the distribution will be made in accordance with Sections 5.2(d) and (e)."

3.  A new Section 5.14 is added to read as follows:

    "Section 5.14 - SECTION 162(m) LIMITS.

      Notwithstanding anything contained herein to the contrary, the amount of any distribution under Sections 5.6 or 5.8 in any Plan Year shall be limited to the extent necessary that payment of such amount is deductible under Section 162(m) of the Code. Any amount not so distributed shall continue to be credited with interest and shall be distributed in the first succeeding Plan Year in which a deduction is allowed under Section 162(m)."

4.  The second sentence of Section 7.1 is amended to read as follows:

    "The Committee shall have the complete authority and full discretion to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations and constructions of this Plan, as may arise in connection with the Plan."

      IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officers this ____ day of _________________ 1996.


GREAT WESTERN FINANCIAL CORPORATION


By ________________________________


By ________________________________